COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)



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                                                                              QUARTER ENDED          NINE MONTHS ENDED
                                                                       OCTOBER 26,   OCTOBER 28,  OCTOBER 26,  OCTOBER 28,
                                                                         1996          1995          1996        1995
Average shares outstanding during the period...................         69,055        69,817       69,067       70,237

Incremental shares under stock options computed
     under the treasury stock method using the average
     market price of issuer's stock during the period..........            878         1,308          919        1,230



     Total shares for primary EPS                                       69,933        71,125       69,986       71,467

Additional shares under stock options computed
     under the treasury stock method using the ending
     price of issuer's stock...................................              -            -            36           53

     Total shares for fully diluted EPS........................         69,933        71,125       70,022       71,520

Income (loss) applicable to common shareholders:
     Continuing operations.....................................     $   13,697   $    18,104    $  39,836    $  50,866
     Discontinued operations...................................          2,225         2,536        6,749       14,120
     Income before extraordinary loss..........................         15,922        20,640       46,585       64,986
     Extraordinary loss........................................         -             -            (6,610)      -

     Net income (loss).........................................     $   15,922   $    20,640    $  39,975    $  64,986

Income (loss) per primary and fully diluted common share:
     Continuing operations.....................................     $      .20   $       .25    $    .57     $     .71
     Discontinued operations...................................            .03           .04         .09           .20
     Extraordinary loss........................................             -             -         (.09)            -

     Net income (loss).........................................     $      .23  $        .29    $    .57     $     .91


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